Exhibit 10.6

PROMISSORY NOTE

$510,000	As of June 30, 2009

China Cord Blood Corporation (“Parent”) and China Cord Blood Services Corporation, jointly and severally (collectively, the “Maker”), promise to pay to the order of EarlyBird Capital, Inc. (the “Payee”) the principal sum of Five Hundred Ten Thousand Dollars ($510,000) in lawful money of the United States of America, on the terms and conditions described below.

1.           Principal.  In the event that this Note is not repaid in full by June 29, 2010 (the “Conversion Date”), the outstanding principal amount of this Note shall be convertible into ordinary shares of Parent that have been registered for resale with the Securities and Exchange Commission, as specified in Section 5.

2.           Interest.  No interest shall accrue on the unpaid principal balance of this Note.

3.           Repayment/Application of Payments.  This Note may be voluntarily repaid in cash at any time prior to March 29, 2010 without premium or penalty, provided, however, that in no event shall a prepayment result in a reduction in the amount required to be paid in order to satisfy this Note in full. Any cash payments due hereunder shall be made by wire transfer to an account designated by Payee.

4.           Collection Costs.  All payments under this Note shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees and then to the reduction of the unpaid principal balance of this Note.

5.           Conversion.

(a)           In the event that, at any time prior to the Conversion Date, Parent closes a U.S. registered offering for Parent ordinary shares raising gross proceeds of at least $10,000,000 (the “Registered Offering”), the outstanding principal amount of this Note will automatically convert into Parent ordinary shares at the per share offering price of the Registered Offering.  The shares to be issued to Payee under this section shall be included on the same registration statement used in connection with the Registered Offering.  Payee agrees that, in the event that this note is converted pursuant to this Section 5(a), Payee will not sell or otherwise transfer the securities acquired upon conversion of the note until the Conversion Date unless the transferee agrees with the Maker to not sell or otherwise transfer the securities until the conversion date.

(b)           On the Conversion Date, if not previously converted pursuant to Section 5(a) above, the outstanding principal amount of this Note will automatically convert into a number of Parent’s ordinary shares equal to (i) the outstanding principal amount of this Note divided by (ii) the Fair Market Value (as defined below).  “Fair Market Value” means the lesser of (i) the average closing price of Parent’s ordinary shares on its principal market or exchange for the twenty trading days preceding the Conversion Date, or (ii) $6.05 (as appropriately adjusted for stock splits, dividends and the like).  Notwithstanding the foregoing, this Note may not be converted into ordinary shares of Parent under this paragraph 5(b), unless such shares have been registered for resale with the Securities and Exchange Commission under an effective registration statement at the time of issuance.

(c)           In the event that this Note is not be paid off on the Conversion Date pursuant to the terms hereof, payment on this Note may be made pursuant to the terms of an Escrow Agreement entered into on the date hereof by and among Golden Meditech Stem Cells (BVI) Company Limited, Payee and Loeb & Loeb LLP.

(d)           No fractional shares shall be issued to Payee.  Instead, the number of shares to be issued shall be rounded up or down to the nearest whole number of shares.

6.           Events of Default. The following shall constitute Events of Default:

(a)           Failure to Make Required Payments.  Failure by Maker to pay the principal on this Note when it is due.

(b)           Failure to Register.  Failure by Parent to register the Parent ordinary shares into which this Note is convertible under (i) Section 5(a) by the date of the closing of such a transaction or (b) Section 5(b)by the Conversion Date.

(c)           Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(d)           Involuntary Bankruptcy, Etc.  The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of maker in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Maker, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

7.           Remedies.  Upon the occurrence of an Event of Default specified in Section 6, the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable in cash, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

8.           Release of Escrowed Shares.  Upon the satisfaction of all amounts and obligations due under this Note, whether pursuant to repayment in accordance with Section 3 or automatic conversion in accordance with Section 5, Payee shall deliver a release notice under Section 1.3(a) of the Escrow Agreement dated as of even date hereof between Golden Meditech Stem Cells (BVI) Company Limited, EarlyBird Capital, Inc. and Loeb & Loeb LLP, as escrow agent .

9.           Waivers.  Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

10.           Unconditional Liability.  Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

11.           Notices.  Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by facsimile or (v) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

China Cord Blood Corporation

Attn.:
Facsimile:

China Cord Blood Services Corporation
48/F Bank of China Tower
1 Garden Road, Central, HK
Attn.:  Albert CHEN
Facsimile: (852) 3605 8103

If to Payee:

EarlyBird Capital, Inc.
275 Madison Avenue
12th Floor
New York, New York 10016
Attn:  Steven Levine
Facsimile:

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iv) the date reflected on a signed delivery receipt, or (vi) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

12.           Construction.  In accordance with Section 5-1401 of the General Obligations Law of the State of New York, this Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the substantive law of another jurisdiction.  The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Note shall be resolved through final and biding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (AAA).  The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel and that the arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought.  The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators.  Each Maker hereby appoints, without power of revocation, Loeb & Loeb, LLP, New York, New York, Attn: Mitchell Nussbaum, as their respective agent to accept and acknowledge on its behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of this Note.

13.           Severability.  Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed the day and year first above written.

CHINA CORD BLOOD CORPORATION

By:	/s/ Albert Chen
Name: Albert Chen
Title: Chief Financial Officer

CHINA CORD BLOOD SERVICES CORPORATION

By:	/s/ Albert Chen
Name: Albert Chen
Title: Chief Financial Officer